EXHIBIT 23(H)(XIV) UNDER FORM N-1A
                                           EXHIBIT 10(H) UNDER ITEM 601/REG. S-K
                                  AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

       THIS AMENDMENT dated as of July 30, 2003 to the Fund Accounting Agreement dated as of May 1, 2002 (the "Fund Accounting Agreement"), between Huntington National Bank, N.A. ("Huntington"), a national bank having its principal place of business at 41 S. High St., Columbus, Ohio, 43287, and BISYS Fund Services Ohio, Inc. ("BISYS"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

       WHEREAS, under the Fund Accounting Agreement, BISYS renders fund accounting services with respect to the Huntington Funds and the Huntington VA Funds (the "Trusts"), each of which is a Massachusetts business trust registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");

       WHEREAS, the Fund Accounting Agreement provides that BISYS shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon;


       WHEREAS, Huntington desires that BISYS perform certain additional services, in particular, making a BISYS employee available to serve as the Treasurer of each Trust, whose duties include acting as the principal financial officer for purposes of certifying the Trust's financial statements; and

       WHEREAS, Huntington notes that Section 4.3 of the current Declaration of Trust of each of the Trusts is identical and provides for indemnification and insurance of officers of a Trust; and

       WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.     Services.

       Subject to the BISYS Policies (as defined below), BISYS will make a BISYS employee available to serve, upon designation as such by the Board of each Trust, as the Treasurer (or under such other title to perform similar functions) of each Trust.

       Huntington agrees and acknowledges that BISYS' internal policies as amended from time to time ("BISYS Policies") are applicable to the service of any BISYS employee serving as a certifying officer of the Trusts (an "Certifying Officer"), and that the service rendered by BISYS under the paragraph above is limited to providing an Certifying Officer who, in the exercise of his or her duties to each Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of each Trust.

       Each Trust will assist and cooperate with BISYS (and shall take reasonable steps to cause its officers, investment adviser(s) and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of drafts of the Funds' Form N-CSR Reports, including Fund financial statements, so that BISYS may submit a draft Report to the Funds' Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least 10 days prior to the date the relevant Form N-CSR Report is to be filed or released to print, whichever is earlier. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee.

       With input from the fund accounting service providers, the Trusts will be responsible for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Funds' disclosure controls and procedures ("Fund DCPs"), including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), and (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report. Unless otherwise expressly agreed in writing, the Principal/Chief Executive Officer of the Trusts, or person performing similar functions, shall not be an employee of BISYS.

       If a BISYS employee serves as a Certifying Officer of a Trust, as long as such Certifying Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and so long as such Certifying Officer would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), Huntington shall indemnify the Certifying Officer and BISYS and hold the Certifying Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Certifying Officer in his or her capacity as an Certifying Officer of the Trust. In that regard, Huntington agrees to use reasonable efforts to ensure that officer indemnification by the Trusts is provided to the fullest extent permitted by the Trust's charter, by-laws, resolutions, or as otherwise covered under available fidelity bond and errors and omissions' insurance. In the event that changes are proposed or approved to the Trust's coverage under its charter or insurance policy that provide indemnification to its officers, Huntington will notify Bisys, and Bisys will have the right to withdraw the officer upon reasonable notice.

       The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder, except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

       The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

       2.    Fees and Reimbursement of Expenses.

       In addition to all fees, expenses and miscellaneous fees or charges provided for under the Fund Accounting Agreement, BISYS shall be entitled to receive $10,000 per fiscal year of the Trust, reflecting the amounts charged by BISYS for the performance of services under this Amendment.

       3.    Miscellaneous.

       (a) This Amendment supplements and amends the Agreement in respect of the subject matter covered in this Amendment. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment, except that the indemnification provisions set forth in Section 7 of the Fund Accounting Agreement shall not be superseded by this
             Amendment, but shall be supplemented by the indemnification provisions set forth in Section 1 of this Agreement..

       (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

       (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

       (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.



                                   * * * * *

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


       HUNTINGTON NATIONAL BANK, N.A.

       By:  /s/ David Carson
       Name:  David Carson
       Title:  Vice President



       BISYS FUND SERVICES OHIO, INC.

       By:  /s/ Walter B. Grimm
       Name:  Walter B. Grimm
       Title:   President